Exhibit 3.18

CERTIFICATE OF INCORPORATION

OF

BOISE LOCOMOTIVE COMPANY

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

The name of the Corporation is: Boise Locomotive Company.

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the city of Wilmington, 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value one cent ($0.01) per share.

ARTICLE V

Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

ARTICLE VI

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, the By-laws of the Corporation; subject to the right of the Stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

ARTICLE VII

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary conduct as a director.

ARTICLE VIII

The incorporator of the Corporation is Lisa J. Falenski whose mailing address is DOEPKEN KEEVICAN & WEISS PROFESSIONAL CORPORATION, 37th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219.

IN WITNESS WHEREOF, the undersigned has hereunder set her hand and seal this 17th day of December, 1996.

/s/ Lisa J. Falenski
Lisa J. Falenski, Sole Incorporator

RESERVATION NO.: 2687009

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BOISE LOCOMOTIVE COMPANY

Boise Locomotive Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

By unanimous written consent, in accordance with Sections 228 and 141(f) of the General Corporation Law of the State of Delaware, the stockholder and directors of the Corporation have duly adopted, in accordance with the provisions of Section 242 of the said General Corporation Law of the State of Delaware, an amendment to the Certificate of Incorporation of the Corporation whereby Article I thereof is changed so that, as amended, said Article shall be and read as follows:

The name of the Corporation shall be: MotivePower, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as the 30th day of June, 2000.

BOISE LOCOMOTIVE COMPANY

By	/s/ A1varo Garcia-Tunon
A1varo Garcia-Tunon
Vice President & Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is MOTIVEPOWER, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 11/17/03

/s/ Alvaro Garcia-Tunon
Alvaro Garcia-Tunon, Chief Financial Officer